Exhibit 10.18

AMENDMENT TO

DIRECTOR AGREEMENT

AMENDMENT TO DIRECTOR AGREEMENT dated as of August 6, 2025 (the “Effective Date”) by and between WhiteFiber, Inc., a Cayman Islands exempted company, with its principal business at 31 Hudson Yards, Floor 11, Suite 30, New York, New York 10001 (the “Company”) and Ms. Ichi Shih, with an address at 20 Nongan St. Apt. 4-23, Zhongshan, District, Taipei, Taiwan (the “Director”).

W I T N E S S E T H :

WHEREAS, the Company and the Director entered into a Director Agreement dated as of May 30, 2025 (the “Agreement”);

WHEREAS, the Agreement provided for the Director to receive 40,000 restricted Ordinary shares (the “Shares”) upon the commencement of trading of the Company’s Ordinary Shares on the Nasdaq Capital Market; and

WHEREAS, the value of the Initial Shares was intended to be $120,000.

NOW, THEREFORE, in consideration of the mutual premises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1. The first sentence of Section 4. Remuneration is hereby amended to read as follows:

“Remuneration. Director’s compensation as an independent director shall be $_4,000 a year, to be paid quarterly and the issuance of restricted share units (“RSUs”) with an aggregate value of $120,000, determined based on the initial public offering price. The RSUs will be granted effective upon the commencement of trading of the Company’s ordinary shares on the Nasdaq Capital Market.”

Except as set forth herein, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the 6th day of August 2025.

“DIRECTER”	WHITEFIBER, INC.
/s/ Ichi Shih	By:	/s/ Erke Huang
Ichi Shih		Name:	Erke Huang
		Title:	Chief Financial Officer and Director